HOUSTON AMERICAN ENERGY ANNOUNCES LEASE TRANSACTION

Houston, TX – January 2, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced that it has leased to a third party operator its interest in mineral acreage in East and West Baton Rouge Parishes in Louisiana.

The leased acreage covers 743.94 gross acres (174.26 acres net to HUSA’s interest) out of a larger 2,485 gross acre block (582.42 acres net to HUSA’s interest). The larger block is the site of HUSA’s Crown Paper #1 well.

Pursuant to the terms of the lease, the operator has paid a lease bonus of $600 per acre, or $104,616 to HUSA. The lease is subject to a 22.5% royalty, which royalty interest is subject to production and ad valorem taxes but is not burdened by other costs. As a result, HUSA will have an approximate 5.27% cost free interest, other than taxes, in all wells drilled exclusively on the leased acreage.

The operator/lessee has indicated that it plans to drill an initial well on the leased acreage to test the Lower Tuscaloosa Formation below 19,000 ft. The Tuscaloosa Formation has been characterized by thick multiple intervals with long life production. Other Lower Tuscaloosa fields in the area are Port Hudson, Alsen, Irene, South Irene and Profit Island.

Jim Schoonover, interim CEO of Houston American Energy, stated: “We are excited to have partnered with an operator to develop this lease. We believe two wells will be needed to test the Lower Tuscaloosa Formation. However, the number of wells drilled will ultimately be at the sole discretion of the operator.

“This project has the potential to add meaningfully to our reserves, production and revenue. We are looking forward to drilling the planned test well to prove up that potential.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the number and depth of test wells to be drilled as well as the ultimate number of wells drilled on the acreage, the timing of drilling and the results of drilling operations, including the potential addition of reserves, production and revenue. Each of such statements is subject to numerous risk factors, including the ability of the operator to finance and execute on planned drilling operations, the ultimate recoveries from the prospect, the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com, or contact Houston American Energy Corp. at (713) 222-6966.